Exhibit 3.9

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS

FILING ENDORSEMENT

This is to Certify that the CERTIFICATE OF AMENDMENT - CORPORATION for

XG SCIENCES, INC.

ID NUMBER: 23029E

received by facsimile transmission on September 14, 2015 is hereby endorsed.

Filed on September 14, 2015 by the Administrator.

This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 14th day of September, 2015. /s/ Alan J. Schefke Alan J. Schefke, Director
Sent by Facsimile Transmission	Corporations, Securities & Commercial Licensing Bureau

CSCL/CD-516 (Rev. 01/15)

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU
Date Received
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name
Joel C. Farrar, Esq.; Foster, Swift, Collins & Smith, P.C.
Address
313 South Washington Square
City	State	ZIP Code
Lansing	MI	48933	EFFECTIVE DATE:
Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is:
XG Sciences, Inc.
2.	The identification number assigned by the Bureau is:	23029E

3.	The following is hereby added to the end of Article III:

See the attached Certificate of Designations of Series B Convertible Preferred Stock (pursuant to Section 302 of the Michigan Business Corporation Act).

~~COMPLETE ONLY ONE OF THE FOLLOWING:~~

~~4.~~	~~Profit or Nonprofit Corporations: For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.~~

~~The foregoing amendment to the Articles of Incorporation was duly adopted on the ________ day of __________________, _________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.~~

~~Signed this ________ day of ____________________________ , ___________~~

	~~(Signature)~~	~~(Signature)~~

	~~(Type or Print Name)~~	~~(Type or Print Name)~~

	~~(Signature)~~	~~(Signature)~~

	~~(Type or Print Name)~~	~~(Type or Print Name)~~

5.	Profit Corporation Only: Shareholder or Board Approval

The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the 13th day of April, 2015, by the: (check one of the following)

	☐	shareholders at a meeting in accordance with Section 611(3) of the Act.

	☐	written consent of the shareholders having not less than the minimum number of votes required by statute in accordance with Section 407(1) of the Act. Written notice to shareholders who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders is permitted only if such provision appears in the Articles of Incorporation.)

	☐	written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

	☒	board of a profit corporation pursuant to Section 611(2) of the Act.

Profit Corporations and Professional Service Corporations

Signed this 9th day of September, 2015

		By	/s/ Philip L. Rose
(Signature of an authorized officer or agent)

Philip L. Rose, CEO
(Type or Print Name)

XG SCIENCES, INC.

MICHIGAN CID 23029E

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 450.1302 of the

Michigan Business Corporation Act)

The undersigned, a duly authorized officer of XG Sciences, Inc., a Michigan corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section 450.1302 of the Michigan Business Corporation Act on April 13, 2015:

WHEREAS, reference is made to that certain Confidential Private Placement Memorandum dated April 15, 2015 (the “Memorandum”) pursuant to which the Company conducted a private placement (the “Offering”) of its Series B convertible preferred stock, no par value per share (the “Series B Preferred Stock”) and warrants to purchase shares of its common stock, no par value per share; and

RESOLVED, that the Board of Directors of the Corporation pursuant to authority vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations of its Series B Preferred Stock and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation, as amended of the Corporation which are applicable to the Corporation’s preferred stock of all classes and series) as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

1.         Designation and Amount. There is hereby designated a series of the Corporation’s Preferred Stock (as defined below) as “Series B Convertible Preferred Stock” and the number of shares so designated shall be 1,500,000.

2.         Definitions. In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

(a)          “Common Stock” shall mean the Corporation’s common stock.

(b)          “Conversion Price” shall mean Sixteen Dollars ($16.00) for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c)          “Conversion Rate” shall have the meaning set forth in Section 4(a).

(d)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock or Preferred Stock.

(e)          “Corporation” shall mean XG Sciences, Inc., a Michigan corporation.

(f)           “Junior Securities” shall mean the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities which are explicitly senior or pari passu in rights and liquidation preference to the Series B Preferred Stock.

(g)          “Liquidation Preference” shall mean Sixteen Dollars ($16.00) per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h)          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(i)           “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock was issued.

(j)           “Preferred Stock” means the Corporation’s preferred stock.

(k)          “Qualified National Exchange” means a securities exchange registered with the U.S. Securities and Exchange Commission under Section 7(a) of the Securities Exchange Act of 1934, as amended, as well as the over the counter markets administered by the OTCQX® and the OTCQB®, and their successor-entities. The OTC Pink®, OTCBB and their successor-equivalent entities shall not be deemed a “Qualified National Exchange.”

(l)           “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(m)         “Senior Securities” shall mean the Series B Preferred Stock, the Company’s Series A convertible preferred stock (the “Series A Preferred Stock”) and all other series of Preferred Stock of the Corporation that are explicitly senior or pari passu in rights and liquidation preference to the Series B Preferred Stock.

(n)          “Series B Original Issue Price” shall mean Sixteen Dollars ($16.00) per share (subject to adjustment from time to time for Recapitalizations as set forth herein).

3.         Liquidation Rights.

(a)          Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Securities by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the Liquidation Preference specified for such share of Series B Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro-rata among the holders of Senior Securities in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

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(b)          Remaining Assets. After the payment to the holders of the Series B Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro-rata among the holders of Senior Securities and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series B Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate (as defined below).

(c)          Shares not Treated as Both Series B Preferred Stock and Common Stock in any Distribution. Shares of Series B Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series B Preferred Stock.

(d)          Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(e)          Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)          If the securities are then traded on a Qualified National Exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the distribution;

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(ii)         if the securities are actively quoted on the OTC Pink®, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(iii)        if the securities are not traded on a Qualified National Exchange or actively quoted on the OTC Pink®, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

4.         Conversion Rights. The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series B Original Issue Price by the Conversion Price. The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”. Upon any decrease or increase in the Conversion Price, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

(b)          Mandatory Conversion. The Corporation shall have the right to effect the conversion of each share of Series B Preferred Stock then currently outstanding into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the listing by the Corporation of the class of Common Stock on a Qualified National Exchange (such an event, a “Mandatory Conversion Event”). So long as the Common Stock remains listed on a Qualified National Exchange, any shares of Series B Preferred Stock issued following a Mandatory Conversion Event will be automatically converted into Common Stock pursuant to this Section 4(b) at the then effective Conversion Rate on such date of issuance of the Series B Preferred Stock. Notwithstanding the foregoing, the Series B Preferred Stock shall not be subject to conversion pursuant to this Section 4(b) until all outstanding Convertible Securities are also converted into Common Stock.

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(c)          Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Series B Preferred Stock held by each holder of Series B Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, such holder shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of a Mandatory Conversion Event, the outstanding shares of Series B Preferred Stock shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Mandatory Conversion Event unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Mandatory Conversion Event, each holder of record of shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d)          Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(e)          Adjustments for Subdivisions or Combinations of Series B Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the Series B Original Issue Price and Liquidation Preference of the Series B Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the Series B Original Issue Price and Liquidation Preference of the Series B Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

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(f)           Adjustments for Reclassification, Exchange and Substitution. Subject to this Section 4, if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(g)          Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of Series B Preferred Stock. Any such waiver shall bind all future holders of shares of Series B Preferred Stock.

5.         Exchange Rights. For the period of time commencing on the Closing (as defined in the Memorandum) of the Offering (hereinafter, the “Effective Date”) and ending on the earlier to occur of (i) December 31, 2017, and (ii) the date the Company consummates a sale of New Securities (as defined below) that results in gross proceeds to the Company of at least $18,000,000 (the “Exchange Right Period”), in the event that the Corporation consummates any financing transaction with any third-party consisting of any new designation of debt, equity or equity-linked securities of the Corporation, such designation of securities having never been issued prior to the Effective Date (any such security or securities used in such new financing are hereinafter collectively referred to as a “New Security”), then the holder shall have the right (the “Exchange Right”), in his, her or its sole discretion, to exchange all or any portion of the Series B Preferred Stock and the warrants issued to such holder in connection therewith, in his, her or its possession on a price per share basis into such New Security on the relative price per share terms as such New Security was sold to the third-parties (an “Exchange”). Upon an Exchange, the Corporation shall take all necessary action to ensure that the holder is assigned all rights and assumes all obligations set forth in the definitive agreements pursuant to which the New Security was sold. For so long as shares of Series B Preferred Stock remain outstanding during the Exchange Right Period, the Corporation shall notify each holder of such outstanding shares in writing within ten (10) business days of the issuance of any New Security (the “New Security Closing Date”) and such written notice shall contain: (a) the names and contact information for the investors in the New Security, (b) the aggregate dollar amount or principal amount of such New Securities being issued to each new investor of such securities, and (c) a copy of the definitive transaction documents affecting the issuance of the New Security (“Notice”). Notwithstanding the foregoing, the Exchange Right attached to any particular New Security shall terminate at 5:00 PM, ET on the later of the 30th day following (a) the Notice date, or (b) the New Security Closing Date. The holder shall make each election under this Section 5 by delivering written notice of such election to the Corporation.

6.         Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, as amended, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

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7.         No Securitization of Assets. For so long as there are shares of Series B Preferred Stock outstanding, the Corporation shall not grant a security interest in any of the assets of the Corporation in connection with the issuance of any convertible debt or other equity-linked security unless the Corporation receives the affirmative vote of no less than 60% of the Series B Preferred Stock outstanding. Notwithstanding the foregoing, nothing herein shall preclude the Corporation from granting a security interest in assets acquired through equipment financing arrangements.

8.         Miscellaneous.

(a)          The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)          Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Michigan Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

(c)          No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and holders of at least a majority of the shares of Series B Preferred Stock then outstanding. Any of the rights of the holders of the Series B Preferred Stock set forth herein may be waived by the affirmative vote of holders of at least a majority of the shares of Series B Preferred Stock then outstanding, except that each holder may waive its own rights as provided in this Certificate of Designations.

(d)          Pay to Play Exemption. If a Pay to Play Provision is adopted on behalf of the Corporation (whether by an amendment to this Certificate of Designations pursuant to Section 8(c), another amendment to the Corporation’s Articles of Incorporation, the adoption or amendment of a shareholder agreement, or otherwise), then the Corporation shall ensure that the holders of Series B Preferred Stock are exempt from the Pay to Play Provision with respect to such Series B Preferred Stock. For purposes of this Section 8(d), “Pay to Play Provision” means a provision that provides that, if a holder of Series B Preferred Stock fails to participate in a financing transaction (a “Non-Participating Shareholder”), then: (i) the rights, preferences, or privileges of such Non-Participating Shareholder will be altered, changed, or waived, or (ii) the shares of Series B Preferred Stock held by such Non-Participating Shareholder shall be converted into Common Stock or another form of the Company’s capital stock with lesser rights, preferences, or privileges.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed as of the 15th day of April, 2015.

XG sciences, INC.

BY:	/s/ Philip L. Rose
Name: Philip L. Rose
Title: Chief Executive Officer

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